Exhibit 3.262

CERTIFICATE OF FORMATION

OF

WMU GP, LLC

This Certificate of Formation of WMU GP, LLC (the “LLC” dated as of October 9, 2007, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is VMU GP, LLC.

SECOND. The registered office of the LLC in the State of Delaware shall be located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned bas executed this Certificate of Formation as of the date first above written.

CORTAIRE LIMITED, Authorized Person

By:	/s/ Frank Dearie
Name: Frank Dearie
Title: Director

STATE OF DELAWARE
CERTIFICATE OF CHANGE OF AGENT
AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.
The name of the limited liability company is VMU GP, LLC

2.
The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

/s/ Scott W. Andreasen
Authorized Person

Name:	Scott W. Andreasen
Print or Type